                        SEVERANCE AGREEMENT


THIS SEVERANCE AGREEMENT (this "Agreement") is made as of this ____ day of November, 1997, between DOUBLETREE CORPORATION (the "Company") and WILLIAM L. PEROCCHI (the "Executive").


                              RECITALS

WHEREAS, the Company considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel, and believes that the possibility of a reorganization event of the Company and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a reorganization event of the Company;

NOW, THEREFORE, in consideration of the mutual premises set forth below and for other good and valuable consideration, in order to induce the Executive to remain in the employ of the Company, the Company agrees that the Executive shall receive the severance benefits set forth in this agreement ("this Agreement") in the event his employment with the Company terminates subsequent to a "Reorganization Event" of the Company under the circumstances described below.

                                  AGREEMENT

1. DEFINITIONS

The following terms used in this Agreement shall have the meanings given below:


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(a) "Annual Base Salary" shall mean the Executive's gross annual salary before any deductions, exclusions or any deferrals or contributions under any Company plan or program, but excluding bonuses, incentive compensation, employee benefits or any other non-salary form of compensation.

(b) "Board" shall mean the Board of Directors of the Company.

(c) "Bonus Amount" shall mean the greater of (i) the dollar amount of the annual bonus that would be payable to the Executive under the Company's annual bonus plan applicable to the Executive, assuming payment at the Executive's target level for the then-current full fiscal year or (ii) the dollar amount of the bonus paid or payable to the Executive under the Company's annual bonus plan for the most recently completed fiscal year under such plan. For the purposes hereof, the "Bonus Amount" shall not include any special bonuses paid outside of the Company's generally applicable annual bonus plan.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e) "Company" shall mean Doubletree Corporation, or any successor corporation that assumes this Agreement under Section 14 hereof or otherwise becomes bound by this Agreement.

(f) "Covered Termination" shall have the meaning given in Section 3 hereof.

(g) "Date of Termination" shall mean the effective date of the Executive's Covered Termination pursuant to Section 3 hereof.

(h) "Disability" shall mean the absence of the Executive from the full-time performance of his duties with the Company for six consecutive months as a result of incapacity due to physical or mental illness, provided the Company has given 30-day advance written notice to the Executive and he has not returned to the full-time performance of his duties.

(i) "Reorganization Event" shall mean the occurrence of any of the following after the date hereof:

    (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes a "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, regardless of comparative voting power of such voting securities, and regardless of whether or not the Board shall have approved such Reorganization Event; PROVIDED, HOWEVER, that an acquisition after the date hereof by the General Electric Pension Trust or its affiliates, by Richard Ferris, or by Peter Ueberroth of 25% or more of the Company's then-outstanding securities shall not be deemed a "Reorganization Event" of the Company; or

     (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the


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Board (the "Incumbent Board") and any other new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (each such new director being considered a member of the "Incumbent Board"), cease for any reason to constitute a majority thereof; or

    (iii) the holders of securities of the Company entitled to vote thereon approve of the following:

(A) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the Company's then-outstanding voting securities carrying the right to vote in elections of persons to the Board or such securities of such surviving entity outstanding immediately after such merger or consolidation, or

(B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

Notwithstanding the definition of "Reorganization Event" of the Company as set forth in this Agreement, the Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Reorganization Event of the Company has occurred, and the date of the occurrence of such Reorganization Event and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets or business of the Company (as determined immediately prior to the transaction or series of transactions by the Board in its sole discretion which determination shall be final and conclusive) being held by a corporation at least 66 2/3% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of the Company (determined immediately prior to such transaction or series of transactions). The Board may exercise such discretionary authority without regard to whether one or more of the transactions in such series of transactions would otherwise constitute a Reorganization Event of the Company under the definition set forth in this Agreement. It is hereby understood and agreed that the consummation of the business combination contemplated by the Agreement and Plan of Merger dated as of September 1, 1997 among Doubletree Corporation, Promus Hotel Corporation and Parent Holding Corp. shall constitute a Reorganization Event for purposes of this Agreement.

2. TERM OF AGREEMENT


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This Agreement shall commence on the date first written above and shall continue in effect though December 31, 1998; PROVIDED, HOWEVER, that commencing on January 1, 1999 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement. Notwithstanding the foregoing, no notice of non-renewal given by the Board shall be effective with respect to a particular Reorganization Event if given after the occurrence of the following events: (i) the Company enters into an agreement or letter of intent, the consummation of which would result in such Reorganization Event, (ii) any "person" makes a public announcement of its intention to take or consider taking actions that would result in such Reorganization Event, or (iii) any "person" (as defined above) initiates a tender offer which, if consummated, would result in such Reorganization Event (it being understood that this sentence shall not apply with respect to any unrelated Reorganization Event). If a Reorganization Event of the Company shall have occurred during the original or extended term of this Agreement, the term of this Agreement shall continue in force and effect until the satisfaction of all of the Company's obligations to the Executive as provided hereunder. For purposes hereof, the proposed merger (the "Proposed Merger") between Doubletree Corporation and Promus Hotel Corporation pursuant to the terms of an Agreement of Plan and Merger dated September 1, 1997 shall constitute a Reorganization Event.

3.  COVERED TERMINATION

(a) General. The Executive shall be treated as having incurred a "Covered Termination" hereunder if, within the "Coverage Period" (defined below), the employment of the Executive is terminated either (1) by the Company other than for Cause or (2) by the Executive for any reason. The Executive shall not be treated as having incurred a Covered Termination if his employment is terminated as a result of death or Disability. For purposes hereof, the Coverage Period shall be a period of two (2) years following the consummation of a Reorganization Event; PROVIDED, HOWEVER, that if the Reorganization
Event is a result of the Proposed Merger, the Coverage Period shall be the period commencing on the consummation date of the Proposed
Merger and expiring on the later of (i) the second anniversary of such consummation date or (ii) the date as of which Richard M. Kelleher becomes the Chairman of the Board and Chief Executive Officer of the Parent Holding Corp. pursuant to the provisions of the employment agreement between Richard M. Kelleher and the Parent Holding Corp. to be entered into in connection with the Proposed Merger (NOTE that, as described below, the Executive must give 30-days advance written notice of termination by the Executive, thus effectively requiring that such notice be given no later than 30 days prior to the expiration of the Coverage Period described above (in order for the Date of Termination to occur prior to the expiration of such period).

(b) Termination for Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination as a result of:

    (i) the Executive engaging in willful gross neglect of his duties with the Company, or the Executive's fraud or dishonesty in connection with his performance of duties to the Company, in either case which has a materially detrimental effect on the business or operations of the Company; or

    (ii) the Executive's conviction by a court of competent jurisdiction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony;


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The Date of Termination for a termination for Cause shall be the date specified by the Company.

     (c) Termination by Executive. The Executive may terminate his employment for any reason during the Coverage Period and it shall be treated as a Covered Termination hereunder. The Executive shall provide the Company with 30-day advance written notice of such termination. Such notice must be given not later than the date that is 30 days prior to the expiration of the Coverage Period described above. The Date of Termination for such a termination shall be the expiration of such 30-day notice period.

4. SEVERANCE PAYMENT

The amount of the severance payment to be paid to the Executive upon Covered Termination shall be the amount determined by multiplying 3.00 times the sum of:

(a) the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination; plus,

(b) the Executive's Bonus Amount applicable for the fiscal year in which the Date of Termination occurs; plus,

(c) a benefit allowance of 25% of the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination.

5. OTHER SEVERANCE BENEFITS

In addition to the severance payment provided under Section 4 hereof, the Executive shall be entitled to the following benefits and other rights in the event of his Covered Termination:

(a) Accrued Rights. The Executive shall be entitled to the following payments and benefits in respect of accrued compensation rights upon a Covered Termination, in addition to other rights provided under this
Agreement:

     (i) payment of any accrued but unpaid Annual Base Salary and annual bonus (for any completed fiscal year) through the Date of Termination;

     (ii) payment of a pro-rata portion of the Bonus Amount for the fiscal year of the Company in which the Covered Termination occurs, based on the number of days of such year prior to the Date of Termination;

    (iii) all benefits and rights accrued under the employee benefit plans, fringe benefits programs and payroll practices of the Company in accordance with their terms (including, without limitations, employee pension, employee welfare, incentive bonus, stock incentive plans, and any accrued vacation or sick pay time);


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     (iv) a payment equal to the forfeited portion of the account balance of the Executive under the Company's tax-qualified and non-qualified pension and deferred compensation plans as a result of failure to satisfy vesting requirements due to the Covered Termination; and

     (v) payment of the Executive's benefits pursuant to the terms of the Doubletree Hotels Corporation Supplemental Executive Retirement Plan (the "SERP"), which, for the purposes thereof, the Company acknowledges that the Proposed Merger shall constitute a "Change of Control" (as defined therein), and which is attached as Exhibit A hereto.

(b) Outplacement Services. Upon the occurrence of a Covered Termination, the Executive shall be provided, at the Company's sole expense, with professional outplacement services consistent with the Executive's duties or profession and of a type and level customary for persons in his position, as selected by the Company, subject to reasonable limitations established by the Company on a uniform basis for similarly situated executives as to duration and dollar amounts.

(c) Equity Rights. In the event that the Executive's termination of employment constitutes a termination without "Cause" or a resignation for "Good Reason", as such terms are defined in the employment agreement entered into between the Executive and Promus Hotel Corporation (f.k.a. Parent
Holding Corp.) dated in November 1997 in connection with the Proposed Merger (the "Employment Agreement"), all outstanding awards of stock options and restricted stock that have been granted to the Executive shall continue to become vested and exercisable following the Date of Termination at the same times and on the same basis as if the Executive had remained employed by the Company and, in the case of stock options, shall remain exercisable following the vesting thereof until the expiration of the original full term. NOTE that, pursuant to Section 11.02(d) hereof, the contemplated relocation of the Executive's offices from Phoenix, Arizona to Memphis, Tennessee in connection with the Proposed Merger will constitute a Good Reason hereunder.

6. EXCISE TAX REIMBURSEMENT

In the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following the Covered Termination in connection with, or arising out of, the Executive's employment with the Company or a Reorganization Event of the Company (a "Payment") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to the Executive at the time specified in Section 7 hereof, below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal (and state and local) income tax, employment tax, and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

(a) any payments or benefits received or to be received by the Executive in connection with a Reorganization Event of the Company or his termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Reorganization Event of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax


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counsel selected by the Company's independent auditors and acceptable to the
Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

(b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2) (B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

7. METHOD OF PAYMENT

The payments provided for in Sections 4, 5 and 6 hereof shall be made in a cash lump-sum payment, net of any required tax withholding, upon the later of
(i) the fifth (5th) business day following the Date of Termination or (ii) the expiration of the seven (7) day revocation period applicable under the release of claims referred to in Section 10 hereof. Any payment required under Sections 4, 5 or 6 or any other provision of this Agreement that is not made in a timely manner shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

8. RELOCATION EXPENSES


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The Executive shall be entitled to a reimbursement payment from the Company equal to his reasonable moving expenses (determined in accordance with Company's relocation policy), as well as a payment to reimburse the Executive for the loss of equity upon the sale of his existing principal residence (plus an additional payment to make the Executive whole on an after-tax basis for the federal, state and local tax consequences of such payment), incurred in connection with the Executive's written acceptance of a position with the Company requiring his relocation to a metropolitan area, other than the metropolitan area where his office is located at the time of the Reorganization Event of the Company. The Company shall pay the Executive an additional payment in an amount such that the net amount retained by the Executive after deduction for any federal, state, and local income tax, employment tax and any excise tax on the reimbursement payment shall equal the amount of the reimbursement payment.

9. NO MITIGATION OR OFFSET

The Executive shall not be required to mitigate the amount of any severance payment or benefit provided under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit to which the Executive becomes entitled hereunder shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, nor by offset against any amount claimed to be owed to the Company by reason of a claimed breach by the Executive of his obligations under Sections 11 or 12 hereof or otherwise.

10. RELEASE OF CLAIMS

As conditions of Executive's entitlement to the severance payments and benefits provided by this Agreement, the Executive shall be required to execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit B (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof).

11. RESTRICTION ON CONDUCT OF EXECUTIVE

(a) General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 11 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 11 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 11.

(b) Definitions. The following capitalized terms used in this Section 11 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

"Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how", customer lists, details of client or


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consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Delaware.

"Determination Date" means the date of termination of the Executive's employment with the Company for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

"Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

"Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

"Protected Employees" means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Determination Date.

"Restricted Period" means the period of the Executive's employment by the Company plus a period extending two (2) years from the date of termination of employment.

"Restrictive Covenants" means the restrictive covenants contained in Section 11(c) hereof.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(ii) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive's own use. Accordingly, the


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Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company.

(iii) Noninterference with Company Opportunities. The Executive understands and agrees that all hotel development opportunities with which he is involved duoring his employment with the Company constitute valuable assets of the Company and its affiliated entites, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person, interfere with, solicit, pursue, or in any way make use of any such hotel development opportunities

(d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; PROVIDED, HOWEVER, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.

(e) Enforcement of the Restrictive Covenants.

(i) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

12. COOPERATION IN FUTURE MATTERS

The Executive hereby agrees that, for a period of three (3) years following his Date of Termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings,


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investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

13. INDEMNIFICATION

     (a) Following the Date of Termination, the Company agrees that it will, indemnify and hold harmless the Executive, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Date of Termination, whether asserted or claimed prior to, at or after the Date of Termination, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify the Executive (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that the Executive is not entitled to indemnification).

     (b) For a period of six years after the Date of Termination, the Company shall maintain (to the extent available in the market) in effect a director's and officer's liability insurance policy covering with coverage in amount and scope at least as favorable as the Company's existing coverage on the Date of Termination; provided that in no event shall the Company be required to expend in the aggregate in excess of 200% of the annual premium paid by the Company for such coverage as of the Date of Termination; and if such premium would at any time exceed 200% of the such amount, then the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

(c) The provisions of this Section 13 are intended to be an addition to the rights otherwise available to the Executive by law, charter, statute, bylaw or separate agreement between the Company and the Executive. The Company shall continue to honor any indemnification agreement between the Company and the Executive entered into prior to the Date of Termination in accordance with the terms thereof.

14. SUCCESSORS, BINDING AGREEMENT.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had


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

taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company terminated his employment without Cause following a Reorganization Event of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amount remains payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

15. NOTICE

Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

Notice to the Company shall be addressed to:

            Doubletree Corporation
            410 North 44th Street
            Phoenix, AZ  85008
            Attn: Corporate Secretary

Notice to the Executive shall be addressed to him at the business address of the Company where the Executive is employed, with a copy to him at his home address as follows:
            William L. Perocchi
            6350 East Naumann Dr.
            Paradise Valley, AZ 85253

All such notices shall be deemed effectively given five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

16.  MISCELLANEOUS

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.  COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.  ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

19. PAYMENT OF LEGAL FEES

The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any arbitration (or other proceeding whether or not instituted by the Company or the Executive), relating to the interpretation or enforcement of any provision of this Agreement (including any action seeking to obtain or enforce any right or benefit provided by this Agreement) or in connection with any tax audit or proceeding relating to the application of
Section 4999 of the Code to any payment or benefit provided by the Company.

20. NO RESTRICTIONS ON EMPLOYMENT RIGHTS

Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Executive at any time for any reason whatsoever, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement shall restrict the right of the Executive to terminate his employment with the Company at any time for any reason whatsoever.

21. AFFECT ON EMPLOYMENT AGREEMENT


Any severance payment made to the Executive under this Agreement shall supersede and be in lieu of any severance payment to which the Executive may become entitled under the Employment Agreement. The occurrence of a Covered Termination following the occurrence of more than one Reorganization Event after the date hereof shall not entitle the Executive to multiple severance payments under this Agreement and/or the Employoment Agreement.

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.



                                        DOUBLETREE CORPORATION

                                        __________________________________
                                        Name:  David L. Stivers
                                        Title: Senior Vice President
                                               Secretary & General Counsel

                                        EXECUTIVE


                                        __________________________________
                                        Name: William L. Perocchi



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